Translated from the original Mandarin

Warranty Deed

2005-M-531

Lien holder: Song Yuan City Wu Lan Da Jie Cheng Shi Xin Yong She
Mortgager: Wang Hongjun, Sun Jishuang

In order to ensure the fulfilment of lien holder’s rights, borrower: Song Yuan Yu Qiao Qian’an Hong Xiang Petroleum and Gas Development Co., Ltd. asks the mortgagers to provide hypothecation. Mortgagers fully understand the financial situation of borrower, and willingly provide such hypothecation according to the mortgage contract of 2005-M-531 (“Contract”). In order to specify the rights and obligations of both parties, according to “China contract law” and “China hypothecation law,” this contract is agreed and signed by both parties.

Article 1 Category of Lien and Value

The category of mortgage of this contract is the loan, which lien holder shall provide the loan according to the contract, and total value of such loan is RMB 2,000,000.

Article 2 Bounds of Hypothecation

The bounds of hypothecation which apply to mortgagers are: principle of the loan, interest, overdue interest, amercement, penalty of breach, compensation of breach, legal cost, attorney cost, guaranty disposal fee, transfer fee etc. which could happen to lien holders in fulfilling his rights.

Article 3 Guaranty

1.	Mortgager agrees to provide such properties set forth in the list of guaranty, which is a part of this contract.

2.

The above guaranty is evaluated as RMB 2,932,757 and only be treated as a reference to lien holder in providing the loan, but cannot be the gist to lien holder in disposing such guaranty or limit to lien holder to fulfil his rights. The final value of guaranty refers to the net income which will occur in selling such guaranty.

Article 4 Force of Hypothecation

The force of hypothecation is extended to the affiliation of guaranty, accessory right, right of Subrogation, appendix, mixture, process and other articles.

Article 5 Register of Guaranty

According to China laws and regulations or the agreement between both parties, any guaranty which needs register shall be registered in local mortgage registering administration department within 15 days of singing this contract, and the certificate of guaranty ownership, the original copy of register and other property certificate shall be kept by lien holder.

Article 6 Occupancy of Guarantor

1.

The guaranties under this contract will be occupied by mortgager, and mortgager shall be responsible for the safety of guaranty and ensure such guaranty is in good condition and minimise the damage which could happen to guaranty. The lien holder has right to inspect the condition and usage of guaranty.

2.

If there is damage and lose to the guaranty, mortgager shall inform lien holder, and provide the report for explaining the reasons of happening such damage and lose. The compensation to the lien holder shall has priority to be account as repayment to the loan of this contract

Article 7 Insurance of Guarantor

1.

After signing this contract, the mortgager shall fully insure the guaranty, the term of insurance shall be no shorter than the term of contract, and the insured value shall be no less than the principle and interest of contract.

2.	The lien holder must be specified as primary beneficiary under the insurance agreement.
3.	The original copy of insurance agreement shall be kept by lien holder.
4.

Within the term of this contract, the mortgager shall not halt or terminate the insurance agreement. In case of insurance agreement is terminated, lien holder reserves the right to insure the guaranty, and all occurred cost shall be compensated by mortgager.

5.	Within the term of this contract, if there is any accident happened to guaranty, the insurance compensation shall be accounted as repayment of loan to lien holder.

Article 8 Rights and Obligations of Mortgager

1.	After the contract taking effects, without the formal written agreement of lien holder, mortgager cannot give away, transfer, sell, lease, remortgage or other forms of disposal to the guaranty.
2.	Within the term of this contract, if the value of guaranty decreased, the mortgager shall increase the value of relevant guaranty, or provide the new guaranty which equal to the decreased value.
3.

Unless increasing the value of loan, when lien holder and borrower renegotiate the terms of contract, there is no need to inform the mortgager and mortgager still shall be responsible for the hypothecation under the contract.

4.	The cost of evaluation, register, insurance, appraisal, and notarization shall be paid by mortgager.
5.	If any situations in the list happened, the lien holder shall be informed in time:
i.	There is a dispute arising which relates to the ownership of the guaranty, the lien holder shall be informed within 5 days.
ii.	There is a change of company organization, such as buy out, merge, set up subsidiary, change the stock share structure, etc. shall inform lien holder within 30 days.

iii.	There is change of scope of business, registered capital, change of management shall inform lien holder within 30 days.
iv.

In the event of exacerbation of financial situation or involvement of financial conflicts, any material fact that might have impact on the pledgor’s ability to fulfil its obligation, the pledgor must notify the lien holder within 5 days.

v.

In the event of bankruptcy, interruption of operation, ceasing operation for reconstruction, business registration withdrawal and revocation and etc, the pledgor must notify the lien holder within 5 days.

Article 9 Lienholder’s Rights and Obligations

1.	After fulfilment of major covenant, if the pledgor did not repay the principle, interest and other associated expenses, lien holder has the right to process the pawn.
2.	In case of any of the following events, lien holder has the right to take the pawn, and get preferred interest from the pawn.
a)	Based on the major covenant, law or regulation to end the covenant,
b)	Based on the major covenant, or other situation to receive the loan, the pledger’s obligation is not fulfilled under the major covenant.
3.	Fully cooperate with the lien holder to fulfil its recourse after pledged
4.	The remaining from the proceeds of pawn should go to the pledger.

Article 10 Lien Rights

1.	After the term of this covenant ends when the lien holder execute its lien, the lien holder is entitled to sell the pawn at certain discount or auction it, the lien holder has preferred claim.
2.	Pledger is defined to be two or more persons. The lien holder has the right to dispose the lien.

Article 11 Changes in Covenants

1.	This covenant is effective upon signing or seal. If registration needed, it is effective upon completion of registration.
2.

This covenant is independent, not revocable even the major covenant revoked. If change or revocation needed, there must be mutual agreement by both parties. Before written agreement, this covenant is still effective.

3.

After this contract takes into effect, either party can’t alter or terminate without authorization. It ccould be altered or terminated when consulting all the time and reaching the written agreement through both sides. Before the written agreement is reached, the contract still comes into force.

Article 12 Breach of Covenants

1.

After this covenant takes into effect, lien holder and pledger should fulfil the obligation described within this covenant. The party failed to fulfil its obligation must bear corresponding responsibilities, and indemnify the other party’s loss.

2.	In case the pledger takes any action as follows along with any economical losses, the pledger should indemnify the lien holder in full.

3.	Any misconduct of the pledger makes this covenant invalid.
4.	Failed to disclose the lien’s nature, such as, shared property, conflict, under custody, detained, or existing lien and etc.
5.	Treatment of the lien without the agreement of lien holder

Article 13 Miscellaneous

[Intentionally left blank]

Article 14 Settlement of Conflicts

Any conflict, arising during the fulfilment of this agreement, can be either settled by negotiation by both parties or be the jurisdiction of the lien holder’s local court.

Article 15 Copy of Agreement

Two copies of this agreement, each party has one copy, which has the same force and effect.

Article 16 Announcements

The lien holder has requested the pledger to understand this covenant accurately and fully. The lien holder also explained per pledger’s request. Both parties reached the same understanding with respect to this covenant.

Pledger: Song Yuan Wu Lan Avenue credit union

                            [Seal of Lienholderl

/s/ Hong Jun Wang

/s/ Ji Shuang Sun

Signing Date: July 15th, 2005